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The State of Texas
Secretary of State
Certificate of Incorporation
            Of
American/National Trucking, Inc.
Charter Number 01306098

The undersigned, as Secretary of State of the State of Texas, hereby certifies that the attached Articles of Incorporation for the above named Corporation have been received in this office and are found to conform to law.

Accordingly, the undersigned, as secretary of State and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Incorporation.

Issuance of this Certificate of Incorporation does not authorize the use of a Corporate Name in this state in violation of the rights of another under the Federal Trademark Act of 1946, the Texas Trademark Law, the assumed business or professional name act or the common law.


Dated Mar. 18, 1994
Effective Mar. 18, 1994

Audrey Selden
Assistant Secretary of State




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Articles of Incorporation
             Of
American/National Trucking, Inc.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under Texas Corporation Act, as amended, adopts the following Articles of the incorporation for such corporation.

Article I

Name

The name of the corporation is American/National Trucking, Inc.

Article II

Existence and Duration

The period of duration of this corporation is perpetual.

Article III

Purposes and Powers

The purposes for which this corporation is to engage in the lawful business for which business may be incorporated pursuant to the Texas Corporations Act. In furtherance of it's lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now and hereafter exercisable by corporations organized under the laws of Texas. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.

Article IV

Capital Stock

The amount of authorized capital stock of the corporation is one-hundred-million (100,000,000) shares of common stock and twenty-million shares of preferred stock.

The aggregate number of shares of common stock which this corporation shall have authority to issue shall be one-hundred-million (100,000,000 shares at par value of one tenth of one-cent ($.001) per share. The common stock of the corporation that is issued and outstanding shall be entitled to vote fifty (50%) percent of the shareholder voting rights. Each shareholder of common stock shall be entitled to one vote for each share of common stock held.

The aggregate number of shares of preferred stock which this corporation shall have authority to issue shall be twenty-million (20,000,000) shares at par value of one tenth of one-cent ($.001) per share. The preferred stock shall be divided into Series A, Series B, and Series C preferred stock, which shall have all the same rights and privileges except voting rights as expressly set fourth below:

A Series A preferred shares which shall consist of ten million shares, shall have no voting rights.

B Series B preferred shares which shall consist of nine million-nine hundred and ninety (9,990,000) thousand shares shall have no voting rights.

C Series C preferred shares which shall consist of ten thousand (10,000) shares, shall be entitled to vote fifty (50%) percent of the stockholder voting rights. Each holder of preferred stock, Series C, shall be entitled to one vote for each share of preferred stock, Series C, held.

Authorized stock may be issued from time to time without actin by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the consideration for which have been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further payment thereon.

The capital stock of this corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay debts of the corporation and no paid up stock and no stock issued as fully paid shall ever be accessible or assessed and the Articles of Incorporation shall not be amended in this particular.

Article V

Non-Cumulative

Cumulative voting in the election of Directors shall not be permitted.




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Article VI

Preemptive Rights

Shareholders shall not have preemptive rights to acquire additional unissued or treasury shares of the corporation or securities convertible into shares or carrying stock purchase warrants or privileges in the same proportions as the initial issuance of shares of stock.

Article VII

Initial Office and Agent


The address of this corporation's initial office is 5200 Meadowcreek Drive, Number 2105, Dallas, Texas 75248 and the name of its initial registered agent is John K. Anderson.


Article III

Initial Board of Directors

The number of directors constituting the initial Board of Directors of this corporation is one. The number of directors of this corporation shall be not less than three; except there need only be as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders. At least one-fourth (1/4) of the members of the Board of Directors shall be chosen annually by the shareholders of the corporation. The name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successors are elected and qualified are:

John K. Anderson
5200 Meadowcreek Drive
Number 2105
Dallas, Texas 75248


Article IX

Limitation of Director's Liability

A director of officer of the corporation shall not be liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director or officer except for liability that, by express provisions of Chapter 78 of the Texas Revised Statutes, as amended and in effect of Texas having similar import and effect, cannot be eliminated.


Article X

Commencement of Business

The corporation shall not commence business until it has been received for the issuance of shares consideration of the value of one thousand ($1,000), consisting of money, labor done, or property actually received.


Article XI  Incorporator

The name and address of the Incorporate is:

American/National Trucking, Inc.
5200 Meadowcreek Drive
Number 2105
Dallas, Texas  75248

Dated this 18th day of March, 1994

John k. Anderson, Incorporator

STATE OF TEXAS)
              )SS.
COUNTY OF COLLIN)


J.L. Davis
Notary Public
520 Central Pkwy E. St. 116
Plano, TX  75074

Expiration Date:  3,9,96